SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________________________

FORM 15

CERTIFICATION AND NOTICE OF TERMINIATION OF REGISTRATION UNDER
SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Or SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 1-12238

MHM SERVICES, INC.
(Exact name of Registrant as specified in its charter)

8605 Westwood Center Drive, Suite 400, Vienna, Virginia, 22182, (703) 749-4600
(Address and telephone number of registrant’s principal executive offices)

Common Stock Par Value $.01 Per share
(Title of Class of Securities)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	[ ]	Rule 12h-3(b)(1)(i)	[ ]

Rule 12g-4(a)(1)(ii)	[X]	Rule 12h-3(b)(1)(ii)	[ ]

Rule 12r-4(a)(2)(i)	[ ]	Rule 12h-3(b)(2)(i)	[ ]

Rule 12g-4(a)(2)(ii)	[ ]	Rule 12h-3(b)(2)(ii)	[ ]
Rule 12g-4(a)(2)(ii)	[ ]	Rule 15d-6

      Approximate number of holders of record as of the certification of notice date: 250

      Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has caused this certification/notice to be signed on its behalf by the under-signed duly authorized person

Dated May 17, 2001	MHM Services, Inc.
/s/ CLEVELAND E. SLADE
Vice President, Chief
Financial Officer and Secretary

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